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                                                                   EXHIBIT 10.15


                           [NOVELL, INC. LETTERHEAD]

                                  July 11, 2001



Mr. Dennis Raney
3645 Washington
San Francisco, CA 94118


Dear Dennis:

        This letter agreement (the "Agreement") confirms the agreement that we have reached regarding your separation from employment with Novell, Inc. ("Novell" or the "Company"). The purpose of this Agreement is to establish an amicable arrangement for ending your employment relationship, to release the Company and its affiliates from any claims that you may have against any of them, and to permit you to receive certain separation pay, acceleration of vesting of stock options, and related benefits. You understand that the benefits under this Agreement are greater than those offered to you in lieu of those for which you otherwise would be eligible under the Novell, Inc. Senior Management Severance Plan ("Plan").

        You acknowledge that you are entering into this Agreement voluntarily. By entering into this Agreement, you understand that you are giving up your right to the fullest extent permitted by law to bring legal claims against the Company including, among others, claims relating to your employment and its termination. If you were not to enter into this Agreement and were to bring any claims against the Company, the Company would dispute the merits of those claims and would contend that it acted lawfully and for good business reasons with respect to you.

        Neither the Company nor you want your employment relationship to end with a legal dispute. You understand that by offering to enter into this Agreement the Company is not admitting in any way that it violated any legal obligation that it owed to you or to any other person. To the contrary, the Company's willingness to enter into this Agreement demonstrates that it is continuing to deal with you fairly and in good faith.

        With those understandings and in exchange for the promises of you and the Company set forth below, you and the Company agree as follows:

        1. Effective Date

        This Agreement shall be deemed to have been executed as of the date of your signature below (the "Execution Date"). The Agreement shall become effective on the eighth (8th) day following the Execution Date (the "Effective Date") unless you exercise your right to revoke in accordance with Section 14 below.


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Mr. Dennis Raney
July 6, 2001
Page 2


        2. Termination

        Your employment is terminated effective as of July 16, 2001 (the "Termination Date"). You agree that on the Termination Date all offices and positions that you hold with Novell and all related or affiliated entities also terminate. The Company will pay to you all base salary earned by you through the Termination Date, all accrued but unused vacation pay due to you based on your employment through the Termination Date and unreimbursed business expenses incurred prior to the Termination Date subject to the Company's expense reimbursement policy. The Company's group health plan also will continue to process claims incurred prior to the Termination Date in accordance with the terms and conditions thereof. You further acknowledge that you are not entitled to or owed any additional compensation, including, but not limited to, bonuses by the Company.

        3. Payments

           In exchange for and subject to the terms and conditions of this Agreement, including, without limitation, the general release of Claims in
Section 5 and the Acknowledgement of Waiver in Section 6, Novell shall:

           (a) pay you One Million Five Hundred Thousand Dollars ($1,500,000) (i.e., an amount equal to 300% of your Base Salary (the "Severance Payment"). The Severance Payment shall be paid by check or wire transfer, as you direct, by the Company to you in equal installments over thirty-six (36) months, such installments payable in accordance with Novell's regular payroll practices for senior executives, subject to your continuing compliance with Section 8 below, with the first such payment being made on the first regular payroll date next following the Effective Date. For purposes of this Agreement, the term "Base Salary" shall mean your gross salary on an annualized basis, exclusive of bonuses, commissions or other incentive pay, as in effect immediately prior to the Termination Date.

           (b) pay you One Million One Hundred and Twenty-five Thousand Dollars ($1,125,000) (the "Additional Severance"). The Additional Severance shall be paid by check or wire transfer, as you direct, by the Company to you in two equal installments with the first such installment payable eighteen (18) months following the Effective Date and the second such installment payable thirty-six
(36) months following the Effective Date, subject to your continuing compliance with Section 8 below.

           (c) pay you Three Hundred and Thirty Thousand Dollars ($330,000), by check or wire transfer, as you direct, on the business day following the Effective Date

           (d) accelerate to the Termination Date the vesting of that portion or portions of your stock options and restricted stock grants, which would have vested within two and one


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Mr. Dennis Raney
July 6, 2001
Page 3



half (2 1/2 ) years after the Termination Date. Subject to the original term of the option grant or grants, the vested options shall otherwise remain exercisable, subject to your continuing compliance with Section 8 below, for a period of up to twelve (12) months following the Termination Date. The Company hereby waives its repurchases rights with respect to vested restricted stock.

           (e) provide you with reimbursement for personal financial planning and tax return preparation, not to exceed Eleven Thousand Dollars ($11,000) in aggregate per year, for each of 2001, 2002 and 2003.

        4. Benefits

        Your eligibility to participate in all Company employee benefit plans and programs will cease effective on or after the Termination Date pursuant to applicable benefit plan terms and benefit practices. Any continuing rights to benefits that you may have are governed by the terms of those benefit plans and programs and the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended. The Company shall pay you a monthly amount equal to the premium it would have paid on your behalf if you remained employed, under your health and dental plan elections in effect as of the Termination Date, until the earlier of the date on which you become eligible for health or dental coverage through another employer or the third (3rd) anniversary of the Effective Date.

        5. Tax Deductions and Reporting

        Novell shall reduce all payments made to you under this Agreement by those deductions and withholdings that it reasonably determines to be required for tax purposes and shall make such tax-related reporting that it reasonably determines to be required with respect to payments under this Agreement.

        6. General Releases of Claims

           (a) You voluntarily release and discharge Novell and its affiliates and subsidiaries, its and their respective predecessors, successors, and assigns, and the current and former officers, directors, investors, shareholders, employees, and agents of the foregoing in such capacities (any and all of which hereinafter are referred to as the "Released Parties") generally from all charges, complaints, claims, promises, agreements, causes of action, damages, and debts of any nature whatsoever, known or unknown (collectively referred to as "Claims"), which you have, claim to have, ever had, or ever claimed to have had against the Released Parties. This general release of Claims includes, without implication of limitation, all Claims related to your employment with the Company, the compensation provided to you by the Company, rights or benefits under the Plan, the circumstances of your termination from

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Mr. Dennis Raney
July 6, 2001
Page 4


employment with the Company, or your activities on behalf of the Company, including, without implication of limitation, any Claims of wrongful discharge, breach of contract, breach of an implied covenant of good faith and fair dealing, tortious interference with advantageous relations, any intentional or negligent misrepresentation, and unlawful discrimination or retaliation under any federal, state or local common law, statute, order, ordinance or regulation (including, without implication of limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, The Americans with Disabilities Act and any similar California state or local law or ordinance). You also waive any Claim for reinstatement, damages of any nature, severance pay, attorney's fees, or costs. Notwithstanding anything in this general release to the contrary, this general release shall not be construed to limit your rights (i) to enforce this Agreement, (ii) to indemnification in accordance with the Company's by-laws or (iii) to be covered as an insured under the terms and conditions of the Company's Directors and Officers insurance policy.

           (b) You shall not hereafter pursue or accept damages or other relief in any type of claim or action against any of the Released Parties with respect to anything that has occurred up to your execution of this Agreement; provided, however, that nothing in this Agreement shall be construed to limit your rights under this Agreement.

           (c) You hereby represent and warrant that you have not heretofore assigned any Claim otherwise released pursuant to this Agreement to any third party. You further represent and warrant that you have not heretofore filed any Claim with any court or administrative agency.

        7. Acknowledgments of Waiver of Cal. Civ. Code Section 1542

        You agree that you are releasing unknown claims and waiving all rights under Section 1542 of the Civil Code of the State of California or under any statute or common law principle of similar effect. Section 1542 provides as follows:

                A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

        8. Employee Covenants

        In accordance with the terms of this severance offer, the Company's obligation to provide and your eligibility to receive the payments and benefits described in Sections 3 and 4 above (collectively, the "Severance Benefits") are expressly conditioned upon your compliance with the following covenants. You understand and acknowledge that, in accordance with the terms of

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Mr. Dennis Raney
July 6, 2001
Page 5


this severance offer, in the event you materially breach your obligations to the Company under the following covenants in this Section 8, the Company's obligation to provide the Severance Benefits to you shall cease, without prejudice to any other remedies that may be available to the Company. For purposes of this Agreement, the terms "materially breach" and "material breach" shall mean a breach of any covenant in this Section 8, other than an inadvertent and isolated breach, which breach cannot be and is not completely cured by you within 10 days after demand is made by the Company to cure such breach.

            (a) Covenant Concerning Confidential Information.

                (i) You acknowledge that, by reason of your duties for Company you had access to and were brought into frequent contact with and became informed of confidential or proprietary information which the Company possesses or to which the Company has access, and which related to the Company and/or its business, is not generally known to the public or in the trade and is a competitive asset and/or constitutes a "trade secret," as that term is defined by the laws of Utah, of the Company (collectively, "Confidential Information"). You further acknowledge and agree that Confidential Information includes, without limitation, all information, whether reduced to writing (or in a form from which information can be obtained, translated, or derived into reasonably usable form), or maintained in your mind or memory, which derives independent economic value, actual or potential, from not being readily known to or ascertainable by proper means by others who can obtain economic value from the disclosure or use of such information, including without limitation, non-public (A) planning data and marketing strategies; (B) terms of any new products and investment strategies; (C) information relating to personnel matters; (D) financial results and information about business condition; (E) terms of any investment, management or advisory agreement or other material contract; (F) proprietary software and related documents; (G) client and prospecting lists and contact persons at such clients and prospects; (H) business relationships (prospective or otherwise); and (I) material information concerning Customers or their operations, condition (financial or otherwise) or plans. You hereby acknowledge and agree that reasonable efforts have been put forth by the Company to maintain the confidentiality of such Confidential Information.

                (ii) You acknowledge that your employment created a relationship of confidence and trust on your part with respect to Confidential Information to which you have access during your employment, and that Confidential Information, whether compiled or created by you or the Company is and will remain the sole property of the Company. You faithfully shall keep Confidential Information in strict confidence and shall not, either directly or indirectly, at any time, make known, divulge, reveal, furnish, make available, or use Confidential Information without the prior written consent of an authorized officer of the Company. You understand and acknowledge that your


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Mr. Dennis Raney
July 6, 2001
Page 6


        obligations under this Section 8(a) will survive termination of your employment, regardless of reason, and will continue indefinitely unless and until any such Confidential Information has become, in Company's reasonable judgment, stale, or, through no fault of yours, generally known to the public or you are required by law (after providing the Company with notice within not more than 24 hours after you become notified or aware of such requirement) to make disclosure.

                (iii) You shall not, directly or indirectly, use the Company's Confidential Information to compete with the business or activities of the Company.

            (b) Covenant Concerning Solicitation of Customers.


                (i) For two (2) years from the Termination Date (the "Restricted Period"), you shall not, in any capacity, directly or indirectly, alone or with others (A) solicit any Customer business that is competitive with the Company's current business or planned business (as such current business or planned business exists as of the Termination Date), (B) divert, entice, or otherwise take away from the Company the business or patronage of any Customer, (C) solicit or induce any Customer to terminate or reduce its business relationship with the Company; (D) refer a Customer to another provider of services or products competitive with those of the Company (as such services or products are offered or planned as of the Termination Date). The foregoing shall not be violated by actions taken by you while working on behalf of Customers.

                (ii) For purposes of this Section 8(b), "Customer" refers to any person or entity with whom you had contact in your capacity as an employee of Company and who (A) is purchasing goods or services from the Company on the Termination Date , (B) has placed an order(s) for goods or services with the Company as of the Termination Date, (C) regularly purchases goods or services from the Company, even if no orders are pending as of the Termination Date, (D) has purchased goods or services from the Company within six (6) months preceding the Termination Date, or (E) you solicited, directly or indirectly, in whole or in part, on behalf of Company within one (1) year preceding the Termination Date.

            (c) Covenant Concerning Solicitation of Employees.

                (i) During the Restricted Period, you shall not in any capacity, directly or indirectly: (A) solicit, encourage or take any other action which is intended to induce any Person to terminate his or her employment or other relationship with the Company; (B) interfere in any manner with the contractual or employment relationship between the Company and any Person; or (C) hire or retain any Person. The foregoing



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Mr. Dennis Raney
July 6, 2001
Page 7


        shall not prohibit you from providing employment references to third parties with respect to any Person who, at the time such reference is provided, is no longer, through no fault of yours, employed or engaged by the Company.

                (ii) For purposes of this Section 8(c), the term "Person" refers to any individual who provided services to the Company, directly or indirectly, as an employee, independent contractor or consultant (other than entities and individuals working for entities such as law firms, accounting firms or management consulting firms) on or after January 1, 2001.

            (d) Covenant Concerning Unfair Competition. During the Restricted Period, you shall not work as an employee of or independent contractor for any of the following entities or their respective affiliates: International Business Machines; Sun Microsystems; Microsoft; Oracle; Genuity; Critical Path; Network Appliances, Casheflow; Netegrity ("Restricted Companies"). You acknowledge and agree that in your capacity as Chief Financial Officer of Novell, you had access to Confidential Information, including, without limitation, Novell's business plans and strategies, that use or disclosure of that Confidential Information to Restricted Companies would be especially harmful to Novell and that it would be impossible for you to perform any services for or on behalf of the foregoing entities without using or disclosing (inadvertently or otherwise) Confidential Information. You agree that this Section 8(d) is intended to protect Confidential Information and is reasonably and narrowly drafted for that purpose. You further acknowledge and agree that this Section 8(d) does not prohibit or restrain you from pursuing an entire business, trade or profession and that the skills, experience and training that qualify you to be a chief financial officer are readily transferable to a wide range of business pursuits beyond the limited restrictions contained herein.

            (e) Cooperation. You shall use commercially reasonable best efforts to cooperate with Novell in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of Novell which relate to events or occurrences that transpired while you were employed by Novell. Such cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of Novell at mutually convenient times. Similarly, you shall use commercially reasonable best efforts to cooperate with Novell in connection with any investigation or review by any federal, state or local agency or regulatory authority as any such investigation or review relates to events or occurrences that transpired while you were employed by Novell. Novell shall attempt to make requests for such cooperation so as not to interfere with your search for or performance of your subsequent employment. Novell shall provide and reimburse you for any reasonable out-of-pocket expenses incurred in connection with your performance of obligations pursuant to this Section 8(e).


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Mr. Dennis Raney
July 6, 2001
Page 8


            (f) Nondisparagement. During the Restricted Period, you shall not with intent to damage, take any action or make any statement, written or oral, to any current or former employee of Novell or to any other person which disparages or criticizes Novell and its affiliates, its and their officers, directors, employees, or practices or which could disrupt or impair its or their normal operations. Neither Novell formally (e.g., through press releases, SEC mandated public filings, etc.), nor any of its current senior management (i.e., direct reports to the Chief Executive Officer or the Chief Operating Officer of Novell), shall, with intent to damage, take any action or make any statement, written or oral, which disparages or criticizes you during the Restricted Period.

            (g) Return of Property. All documents, records, materials, software, equipment, and other physical property, and all copies of any of the foregoing, whether or not pertaining to Confidential Information, that have come into your possession or been produced by you in connection with your employment ("Property") have been and remain solely the property of the Company. You agree that you will return to the Company all Property immediately; provided, that you may retain, and Novell hereby assigns to you the home computer and laptop computer currently provided to you so long as you use your best efforts to cooperate with the Company to ensure that all Confidential Information and licensed software are removed from said computers.

            (h) Disclosure of Certain Provisions. You shall disclose the existence and terms of this Section 8 to any prospective employer, partner or co-venturer prior to entering into an employment, partnership or other business relationship with such person or entity.

            (i) Breach. You specifically acknowledge and agree that (i) any material breach by you of the provisions of Section 8 of this Agreement will result in irreparable injury to the Company, (ii) a remedy at law alone will be an inadequate remedy for such breach, and (iii) in addition to any other remedy the Company, it shall be entitled (a) to discontinue further payments to you,
(b) to seek restitution from you, and (c) to enforce the specific performance of this Agreement by and to obtain both temporary and permanent injunctive relief without the necessity of proving actual damages.

            (j) Interpretation. The covenants contained herein are intended to be construed as a series of separate covenants, one for each county, city and state or other political subdivision within the United States. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenants contained in the preceding paragraphs. If, at any judicial proceeding, the court shall refuse to enforce any of these separate covenants (or any part thereof) deemed included in such paragraphs (after giving effect to


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Mr. Dennis Raney
July 6, 2001
Page 9


Section 10 below), then such an unenforceable covenant (or such part) shall be deemed to be eliminated from this Agreement for the purpose of those proceedings to the extent necessary to prevent the remaining separate covenants (or portions thereof) to be enforced.

        9. Confidentiality of Agreement

        You agree that you shall keep the terms of this Agreement strictly confidential except as provided in Paragraph 8(h) hereof. Notwithstanding the foregoing, nothing in this Agreement shall prevent you from making disclosure regarding the terms of this Agreement (a) to your attorneys and accountants, but only to the extent necessary to receive legal, accounting or tax advice, or (b) as required by court order or other legal process after first providing Novell with notice within 24 hours of your receipt of such order or process.

        10. Severability

        You agree that if any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the court may amend such portion or provision so as to comply with the law in a manner consistent with the intention of this Agreement, the remainder of this Agreement, or the application of such illegal or unenforceable portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of the Plan shall be valid and enforceable to the fullest extent permitted by law.

        11. Applicable Law, Jurisdiction and Venue

        This Agreement shall be deemed to be made and entered into in the State of Utah, and shall in all respects be interpreted, enforced and governed under the internal laws of Utah, without giving effect to choice of law principles thereunder. To that extent, you hereby agree to consent to exclusive personal jurisdiction and venue of the State and Federal courts situated within or for Utah for purposes of enforcing this Agreement, and waive any objection that you might have to personal jurisdiction or venue in those courts.

        12. Assignment; Successors and Assigns, etc.

        Neither the Company nor you may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party; provided that the Company may assign its rights under this Agreement without your consent in the event that it shall effect a reorganization, consolidate with or merge into any other corporation, partnership, organization or other entity ("Purchaser"), or transfer all or substantially all of its properties or assets to any Purchaser and provided further, the Company

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Mr. Dennis Raney
July 6, 2001
Page 10


shall ensure that any such Purchaser assumes the remaining payment obligations under Sections 3 and 4 above. This Agreement shall inure to the benefit of and be binding upon the Company and you, their respective successors, executors, administrators, heirs and permitted assigns.

        13. Death

        In the event you die prior to the third (3rd) anniversary of the Effective Date, the Company shall make the payments remaining under Sections 3 and 4 hereunder to The Raney Family Trust, Dennis and Gwen Raney Trustees.

        14. Integration.

        This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties with respect to any related subject matter.

        15. Notices, Acknowledgments and Other Terms

        You are advised to consult with an attorney before signing this Agreement.

        This Agreement constitutes the entire agreement between you and the Company, and all previous agreements or promises between you and the Company, with the exception of those Option Agreements and Restricted Stock Agreements and the equity plan(s) to which they relate as described herein and the Intellectual Property Agreement by and between you and the Company dated May 28, 1998, are hereby superseded, null, and void. You understand and agree that this is a full and final agreement applying not only to all claims as described above that you know of, anticipate, or have been told about, but also to all claims that are unknown, unanticipated, and undisclosed to you.

        You acknowledge that you have been given the opportunity, if you so desire, to consider this Agreement for twenty-one (21) days before executing it. If not signed by you and returned to me so that I receive it within twenty-one
(21) days of your receipt of the Agreement, this Agreement will not be valid. In addition, if you breach any of the conditions of the Agreement within the twenty-one (21) day period, the offer of this Agreement will be withdrawn and your execution of the Agreement will not be valid. In the event that you execute and return this Agreement within less than twenty-one (21) days of the date of its delivery to you, you acknowledge that such decision was entirely voluntary and that you had the opportunity to consider this letter agreement for the entire twenty-one (21) day period. The Company acknowledges that for a period of seven (7) days from the date of the execution of this Agreement, you shall retain the right to revoke this Agreement by written notice that I receive before the end of such period, and that this Agreement shall not become effective or enforceable


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Mr. Dennis Raney
July 6, 2001
Page 11


until the expiration of such revocation period.

        By signing this Agreement, you acknowledge that you are doing so voluntarily. You also acknowledge that you are not relying on any representations by the Company or any other representative of the Company concerning the meaning of any aspect of this Agreement.

        In the event of any dispute, this Agreement shall be construed as a whole, shall be interpreted in accordance with its fair meaning, and shall not be construed strictly for or against either you or the Company. The law of the State of Utah shall govern any dispute about this Agreement, including any interpretation or enforcement of this Agreement, without giving effect to the conflict of laws principles of Utah law. In the event that any provision or portion of a provision of this Agreement shall be determined to be unenforceable, the remainder of this Agreement shall be enforced to the fullest extent possible as if such provision or portion of a provision were not included. This Agreement may be modified only by a written agreement signed by you and an authorized representative of the Company.

Mr. Dennis Raney
July 6, 2001
Page 12


        If you agree to these terms, please sign and date below and return this Agreement to me within the time limitation set forth above.



                                             Sincerely,

                                             NOVELL, INC.

                                             By: /s/ ALAN J. FRIEDMAN
                                                -------------------------------

Accepted and agreed to:

/s/ DENNIS R. RANEY                          July 17, 2001
--------------------------                   ----------------------------------
Dennis Raney                                 Date

July 14, 2001